Exhibit 10.1

February 1, 2012

PERSONAL AND CONFIDENTIAL

Mr. Greg Healy

President

Quiksilver Asia Pacific

Quiksilver Drive

Torquay, VIC 3228

Australia

Re:	Employment Agreement

Dear Greg:

This letter (“Agreement”) will confirm our understanding and agreement regarding your employment with Ug Manufacturing Co. Pty Ltd (ACN 005 047 941) (“Quiksilver” or the “Company”), effective on and after February 1, 2012 (“Commencement Date”). This Agreement completely supersedes and replaces any existing or previous oral or written employment agreements, express or implied, between you and the Company and any related bodies corporate (as that term is defined in the Corporations Act 2001 (Cth)) of the Company (“Group Companies”).

1.	Position; Exclusivity. The Company hereby agrees to employ you as President, Quiksilver Asia Pacific, reporting to the Chief Executive Officer of Quiksilver, Inc., and resident in Australia. During your employment with Quiksilver, you will devote your full professional and business time, interest, abilities and energies to the Company and, as applicable, the Group Companies and will not render any services to any other person or entity, whether for compensation or otherwise, or engage in any business activities competitive with or adverse to the business or welfare of the Company and/or the Group Companies, whether alone, as an employee; as a partner; as a member or manager; as a shareholder, officer or director of any other corporation; or as a trustee, fiduciary or in any other similar representative capacity of any other entity without the prior written consent of the Chief Executive Officer of Quiksilver, Inc.

2.	Base Salary. Your base salary will be AUD $29,166.67 per month (AUD $350,000 on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular payroll dates. Your base salary is exclusive of the superannuation contributions described in Paragraph 3 below. Your base salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (but not below AUD $29,166.67 per month) at the Company’s discretion in light of the Company’s performance, your performance, market conditions and other factors deemed relevant by the Board of Directors or the Compensation Committee of the Board of Directors of Quiksilver, Inc. (“Compensation Committee”).

3.	Superannuation. In addition to the base salary set forth above in Paragraph 2, the Company will make superannuation contributions on your behalf at the minimum rate required so as to avoid liability to pay a charge under the Superannuation Guarantee (Administration) Act 1992 and the Superannuation Guarantee Charge Act 1992.

4.	Annual Discretionary Bonus. For each full fiscal year of employment with the Company (currently ending October 31), you shall be eligible for a discretionary bonus award pursuant to Quiksilver, Inc.’s Incentive Compensation Plan, the specific terms and conditions of such award to be approved by the Board of Directors or the Compensation Committee at the time of the bonus award. Any payment received in connection with a bonus award shall be paid within thirty (30) days following the date Quiksilver, Inc. publicly releases its annual audited financial statements, but in no event later than March 15 of the calendar year following the fiscal year for which the bonus is awarded. Any bonus payments shall be less applicable withholdings and deductions.

5.	Retirement Benefits. Despite any provision of this Agreement, the Company is not required to pay or provide to you any amounts or benefits which it is not permitted to provide under the provisions of Part 2D.2, Division 2 of the Corporations Act 2001 (Cth) without obtaining shareholder approval. To the extent that this Agreement requires the Company to pay or provide any such amounts or benefits, you agree and acknowledge that shareholder approval must first be obtained and you hereby irrevocably consent to forego those amounts or benefits which the Company is not permitted to provide if shareholder approval is not obtained.

6.	Annual Leave. Although Quiksilver does not have a vacation policy for executives of your level, you will accrue such minimal annual leave as required by the National Employment Standards (“NES”) in the Fair Work Act 2009 (Cth). Quiksilver reserves the right, subject to legislation, to require that annual leave be taken at certain times and/or in certain circumstances. On termination of employment you will be paid in respect of any accrued untaken annual leave.

7.	Personal/Carer’s Leave. You will be entitled to ten (10) days’ paid personal/carer’s leave for each year of service in accordance with the NES. You may be required to provide evidence satisfactory to the Company confirming the relevant illness or injury for which the period of personal/carer’s leave was taken. The Company may require you to be examined by a medical practitioner nominated by the Company to provide a report to the Company on your current or future capacity to perform the essential functions of your position. Untaken paid personal leave accumulates from year to year, but has no separate “cash value” and is not paid out on termination of employment.

8.	Injury and Illness Income Protection Plan. You will be covered by a senior manager income protection plan in the event of illness or injury on the same terms and conditions applicable to comparable employees in Australia. Quiksilver, Inc. and the Company reserve the right to change, modify, or eliminate such coverage in their discretion.

9.	Clothing Allowance. You will be provided a clothing allowance of AUD $15,000 RRP (recommended retail price) per year at the Company’s wholesale prices.

10.	Vehicle Allowance. The Company will pay (through a motor card) for the business-related operating costs of one vehicle, including service and maintenance, petrol and fringe benefits tax.

11.	Stock Options. You shall be eligible to participate in the Quiksilver, Inc. Stock Incentive Plan, or any successor equity plan. The amount and terms of any restricted stock, stock options, stock appreciation rights or other interests to be granted to you will be determined by the Board of Directors or the Compensation Committee in its discretion and covered in separate agreements, but shall be substantially similar to those granted to other senior executives of Quiksilver, Inc. of equivalent level. Stock options granted to you after the Commencement Date through the termination of your employment shall provide that if you are terminated by the Company without Cause (as hereinafter defined), as a result of your death or permanent disability, or if you terminate your employment for Good Reason (as hereinafter defined), any such options outstanding will automatically vest in full on an accelerated basis so that the options will immediately prior to such termination become exercisable for all option shares and remain exercisable until the earlier to occur of (i) the first anniversary of such termination, (ii) the end of the option term, or (iii) termination pursuant to other provisions of the applicable option plan or agreement (e.g., a corporate transaction).

12.	Life Insurance. The Company will pay the premium on a term life insurance policy on your life with a company and policy of its choice, and a beneficiary of your choice, in the face amount determined by the Company of not less than AUD $2,000,000. The Company’s obligation to obtain and maintain this insurance is contingent upon your establishing and maintaining insurability, and it is not required to pay premiums for such a policy in excess of AUD $5,000 annually.

13.	Term and Termination.

(a) The term of this Agreement is from the Commencement Date through and including October 31, 2016, at which time this Agreement (and your employment) shall automatically terminate without any additional notice; provided, however, that subject to the provisions herein, either you or Quiksilver may terminate your employment at will and with or without Cause (as defined below) upon written notice at any time for any reason (or no reason); provided further, however, that you agree to provide the Company with thirty (30) days advance written notice of your resignation (during which time the Company may elect, in its discretion, to relieve you of all duties and responsibilities). This at-will aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and an officer of the Company authorized to do so by the Board of Directors or the Compensation Committee.

(b) The Company may also terminate your employment immediately, upon written notice, for Cause, which shall include, but not be limited to, (i) your death (in which case written notice of termination of employment is not required), (ii) your permanent disability which renders you unable to perform the essential functions of your position even with reasonable accommodation, (iii) willful misconduct in the performance of your duties, (iv) commission of a felony or violation of law involving moral turpitude or dishonesty, (v) self-dealing, (vi) willful breach of duty, (vii) habitual neglect of duty, or (viii) a material breach by you of your obligations under this Agreement. If the Company terminates your employment for Cause, or you terminate your employment other than for Good Reason (as defined below), you (or your estate or beneficiaries in the case of your death) shall receive your base salary and other benefits earned and accrued prior to the termination of your employment, any amounts which are due under the NES and/or other applicable Australian law (including, as applicable, pay in lieu of notice of termination, pay in lieu of long service leave and pay in lieu of untaken annual leave) and, in the case of a termination pursuant to subparagraphs (i) or (ii) only, a pro rata portion of your bonus, if any, as provided in Paragraph 4 for the fiscal year in which such termination occurs, less applicable withholdings and deductions, which shall be payable not later than the effective date of your termination, and you shall have no further rights to any other compensation or benefits hereunder on or after the termination of your employment.

“Good Reason” for you to terminate employment means a voluntary termination as a result of (i) the assignment to you of duties materially inconsistent with your position as set forth above without your consent, (ii) a material change in your reporting level from that set forth in this Agreement without your consent, (iii) a material diminution of your authority without your consent, (iv) a material breach by the Company of its obligations under this Agreement, (v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations contained in this Agreement, or (vi) the Company requiring you to be based (other than temporarily) at any office or location outside of the State of Victoria, Australia, without your consent. Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company written notice of termination on account thereof within ninety (90) days following the initial existence of one or more of the conditions described in clauses (i) through (vi) and, if such event or condition is curable, the Company fails to cure such event or condition within thirty (30) days of such written notice.

(c) If (i) Quiksilver elects to terminate your employment without Cause prior to October 31, 2016, (ii) this Agreement automatically terminates on October 31, 2016, and your employment terminates effective the same date for any reason, voluntarily or involuntarily, or (iii) if you terminate your employment with the Company for Good Reason within six (6) months of the action constituting Good Reason, the Company will (x) pay the full amount of any unpaid discretionary bonus that was earned from the preceding fiscal year, if any, at the time annual bonuses are paid to other executives, but in no event later than March 15 of the calendar year following the fiscal year for which the bonus is awarded, and (y) (A) provide you with a total severance benefit of (1) eighteen (18) months base salary plus superannuation contributions on your behalf at the minimum rate required so as to avoid liability to pay a charge under the Superannuation Guarantee (Administration) Act 1992 and the Superannuation Guarantee Charge Act 1992, less any amounts which are due under the NES and/or other applicable Australian law (including, as applicable, pay in lieu of notice of termination, redundancy pay, pay in lieu of long service leave and pay in lieu of untaken annual leave, but excluding superannuation contributions) (“Statutory Benefits”), and (2) the Statutory Benefits, with the Statutory Benefits being payable on or about the date of termination and the amount in (1) to be paid on the Company’s regular payroll dates over a period of eighteen (18) months, less applicable withholdings and deductions, and (B) pay you a pro rata portion of the bonus adopted pursuant to Paragraph 4, if any, for the fiscal year in which such termination occurs, less applicable withholdings and deductions. In order for you to be eligible to receive the payments specified in clause (y) of the foregoing provision of this Paragraph 13(c), other than the Statutory Benefits, you must execute a general release of claims in a form reasonably acceptable to the Company (“General Release”), provided, however, that the General Release may exclude any claims for indemnification, advancement of expenses, or insurance that you may then have pursuant to the Company’s or any Group Company’s certificate of incorporation or bylaws, any indemnity agreement, or policy of insurance. You shall have no further rights to any other compensation or benefits hereunder on or after the termination of your employment. You shall not have a duty to seek substitute employment, and the Company shall not have the right to offset any compensation due you against any compensation or income received by you after the date of such termination.

14.

Trade Secrets; Confidential and/or Proprietary Information. The Company and the Group Companies own certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which they have developed through a substantial expenditure of time and money, which are and will continue to be utilized in the business of the Company and the Group Companies and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of the Company and the

Group Companies, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, sales and marketing strategies, sales commission formulae, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose or use and will keep strictly secret and confidential all trade secrets and proprietary information of the Company and the Group Companies, including, but not limited to, those items specifically mentioned above.

15.	Expense Reimbursement. The Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company’s benefit on such terms and conditions as shall be generally available to other executives of the Company or the Group Companies.

16.	Compliance With Business Policies. You will be required to observe the Company’s personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control. You acknowledge that the policies are not incorporated into, and are not otherwise included in, this Agreement.

17.	Obligations To Group Companies. The Company executes this Agreement for and on behalf of the Group Companies and may separately enforce any obligations in this Agreement that are in favour of the Group Companies on their behalf.

18.	Entire Agreement. This Agreement, and any confidentiality, stock option, restricted stock, stock appreciation rights or other similar agreements the Company or any Group Company may enter into with you contain the entire integrated agreement between us regarding your employment, and no modification or amendment to this Agreement will be valid unless set forth in writing and signed by both you and an authorized officer of the Company.

19.	Compliance with Tax Laws. This Agreement is intended to comply with the requirements of all applicable Australian tax laws. Accordingly, all provisions herein shall be construed and interpreted to comply with all such tax laws and if necessary, any such provision shall be deemed amended to comply therewith.

20.	Clawback Compliance. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company or Quiksilver, Inc., has adopted or is required in the future to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s or Quiksilver, Inc.’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

21.	Successors and Assigns. This Agreement will be assignable by the Company to any successor or to any other Group Company, and will be binding upon any successor to the business of the Company or Quiksilver, Inc., whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or Quiksilver, Inc., or otherwise.

Please sign, date and return the enclosed copy of this Agreement to me to acknowledge your agreement with the above.

Thank you.

Very truly yours,

Nigel Phillips
Chief Operating Officer
Ug Manufacturing Co. Pty Ltd

ACKNOWLEDGED AND AGREED:

Greg Healy

Dated